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                               Latitude 90, Inc.
                           Representation Agreement
                           ------------------------

THIS REPRESENTATION AGREEMENT (the "Agreement") is made as of December 31, 1998 by and between Latitude 90, Inc. (Latitude 90), with its principal place of business located at 5959 West Century Blvd., Suite 756, Los Angeles, CA 90045, Web 21 (Company), with its principal place of business located at 354 California, Suite 3, Palo Alto, CA 90045, and Go2Net, Inc. (Go2Net), with its principal place of business located at 999 Third Avenue, Suite 4700, Seattle, WA 98104.

Latitude 90 and Company agree to the following:

1. Engagement of Services

a. Latitude 90 will provide advertising sales representation and consultation for Company's website, located on the World Wide Web at
     http://www.100hot.com and other interactive marketing vehicles such as
     ---------------------
     Surfboard and My100Hot.

b. Latitude 90 will update Company on the progress and demand of the Internet advertising marketplace.

2. Sales & Marketing Support

a. Company and Latitude 90 will write and distribute press releases for any worthy advertising programs that are developed and sold by Latitude 90 and Company. Latitude 90 will not distribute press releases without the consent of Go2Net, which shall not be reasonably withheld.

b.   Latitude 90 will provide Company with the following Sales and Marketing
     Support:

I. Latitude 90 will highlight Company in its media kit and Web site as one of its Premium Web site Partners including detailed information in both its "Web site" and "Beyond the Banner" sections.

II. Latitude 90's Sales executives will work with Company to orchestrate programs that increase Company's overall revenue stream.

c.   Company will provide Latitude 90 with the following Sales and Marketing
     Support:

I. Company will allocate appropriate budgets to develop advertising sales material for general media kit purposes and for special advertising programs.


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II.       On Company's Advertising information page, Company will refer to
          Latitude 90 as its exclusive third-party Advertising Sales Representation firm and will link to a customized page on Company's site that provides Latitude 90 Sales contact information.

III. Company agrees to provide Latitude 90 with the necessary sales and marketing resources reasonably required to support new advertising recommendations and demonstrations.

3.   Schedule Serving & Tracking

a. Excluding all Reach & Efficiency campaigns, Company will use its best efforts to serve and track all banner schedules that Latitude 90 books for Company within four months of the execution of this agreement. Until such time, serving and tracking will continue under the system used by Company and Latitude 90 as of the date of this agreement. Once Company begins to handle serving and tracking, Company will use its best efforts to provide Latitude 90 with online tracking results that list daily impression and click data for each banner creative.

b. Latitude 90 will serve and track all of Company's Reach & Efficiency schedules (network buys) that are sold by Latitude 90 sales executives. Latitude 90 will provide online tracking results that will list impression and click data for each banner creative. Reach & Efficiency schedules are defined as those schedules that are booked as part of a network buy, where Latitude 90 sells a number of its sites as one buy.

c. Company acknowledges that it is Latitude 90's preference to serve and track all of Web21's advertising schedules. The parties agree to discuss the possibility of transferring all of Company's serving & tracking management to Latitude 90.

d. To the extent that Latitude 90 serves and tracks non-Reach & Efficiency campaigns (for example rich media deals that the current system or the Company system will not support), the commission to Latitude 90 will be negotiated on a case-by-case basis.

4.   Sales Management

a. To maximize revenues for all Company properties (including 100hot.com, Surfboard, and My 100hot), the parties agree to utilize both Latitude 90 and Go2Net's sales staff. Both parties are sensitive to the possibility of client confusion and sales conflict and as a result, each sales staff will adhere to the following guidelines:

     I. 100hot.com Sales - Go2Net will have the opportunity to run advertising through 100hot.com's inventory to fill Go2Net's run of site schedule commitments. Go2Net will not sell 100hot on an individual site basis nor will it sell specific categories, sections or keywords as part of an overall Go2Net buy.
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     II.  Surfboard Sales - Latitude 90 will continue to sell Company's
          "Surfboard Technology" under its current name. Go2Net may sell this technology under another name and will refer to Go2Net (not Company) as the provider of this service.

     III. My 100hot Sales - Latitude 90 will sell Web21's "My 100hot Service" under its current name. Go2Net may sell this technology under another name and will refer to Go2Net (not Company) as the provider of this service.

The parties agree to work together on an ongoing basis to develop new and innovative methods to maximize revenue.

5.   Term and Termination

a. This Agreement will begin on the execution of this contract and run through December 31, 1999. If either party wants to terminate this contract on December 31, 1999, it will provide the other party with a written request for termination by October 1, 1999. If a termination request it not submitted by October 1, 1999, this contract will continue through March 31, 2000, subject to Paragraph 5(b).

b. Company can terminate this agreement on thirty (30) days written notice if, over any trailing 90-day period, Latitude 90 fails to deliver to Company a combined minimum of $600,000 in recognized advertising revenue, revenue share dollars and sponsorship dollars for Company's Web site, surfboard technology and My 100hot technology.

c. If Company terminates this agreement, all then-current advertisers with solid payment histories shall be run through the end of their then-current campaigns.

d. If Company terminates this agreement, Latitude 90 shall have 60 days from the date of termination to book advertising campaigns on Company properties.

e. Exclusivity. If Latitude 90 becomes the sales rep firm for a search directory service (such as Looksmart, Mining Company or GoTo.com), Company shall have the right to terminate Latitude 90 on 90 days notice.

6.   Account Booking

a.   When Latitude 90 books on account, it will fax G02Net (attn: Accounting
     Dept) a copy of the insertion order as well as any pertinent schedule details not listed on the insertion order such as production contact information, banner advertising placement, and URL link. Latitude 90 will also fax a copy of a completed credit form (for all non-Reach & Efficiency deals), so that Go2Net may establish the credit terms for the advertiser. Latitude 90 understands that all advertisers must sign an insertion order form that has been approved by Go2Net. Go2Net and Latitude 90 shall work together to finalize this standard insertion order form by January 15, 1999.
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b.   When Go2Net books an account for 100hot.com, Surfboard of My 100hot, it will provide Latitude 90 with pricing and flight details.

7.  Price List

a. Within five business days of the execution of this Agreement, Latitude 90 shall provide Go2Net with a Price List (with an explanation of the parameters given to Latitude 90 sales people to give discounts), which must be approved by Go2Net. Go2Net and Latitude shall work together to finalize this Price List by January 15, 1999. Latitude 90 understands that all sales must be according to this Price List, unless otherwise approved by Go2Net.

8.  Collections

a. All collections of non-Reach and Efficiency campaigns will be handled by Go2Net. Therefore Go2Net shall establish credit terms to be granted (if any) to each advertiser signed by Latitude 90. Latitude 90 shall provide reasonable assistance to Go2Net to collect any overdue amounts owned by advertisers. To the extent that an advertiser is delinquent in paying their outstanding invoices, Go2Net reserves the right to terminate such campaign(s) and turn the account over to a collection agency.

9.  Expenses

a. Latitude 90 will be solely responsible for all its expenses, including telephone and fax, costs, travel, and those expenses related to client entertainment.

10. Compensation

a. During the term of this contract Latitude 90 will be paid 25% commission for all advertising, revenue-share, name acquisition, sponsorship and interactive marketing dollars that (i) runs in Company's Web site and were (ii) derived from advertising or other transactions booked by Latitude 90. Latitude 90 will also be paid a 25% commission on the sale of all advertising revenue, revenue-share dollars, and sponsorship dollars that are booked by Latitude 90 for Company's "Surfboard" and "My 100hot" products. Latitude 90 and Company agree to define a monthly bonus structure that is based upon Latitude 90 achieving certain performance thresholds.

b.   Definitions

Advertising Revenue refers to advertising banners that run on Company Web site.

Revenue-Share Dollars are defined as those orders where Company receives a percentage of the revenue retained from the sale of a product.

Name Acquisition Revenue refers to schedules where Company is paid to increase an advertiser's database of consumer names and addresses.

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Sponsorship Revenue refers to revenue that is generated from advertisers that run schedules that go beyond banner advertising placement. These schedules may include, but are not limited to, static advertising in specific sections, co-branded jump pages, endorsement icons, and advertisements sent via Company e-mail.

Interactive Advertising Vehicles refers to any digital media or digital tools created for the purpose of online advertising. These may include, but are not limited to products such as surfboard and my100hot.

11.  Invoicing and Payment

a. Company will invoice and collect all advertising, revenue-share, name acquisition, sponsorship and interactive marketing schedules. Latitude 90 will provide reasonable assistance to the company in invoicing and collecting these schedules. By the 30/th/ of each month, Company will mail Latitude 90 its commission for all Latitude 90 revenue collected in the prior month.

b. Latitude 90 will invoice and collect all revenue for reach and efficiency schedules. By the 30/th/ of each month Latitude 90 will mail Company its share of all Company and Go2Net monies received by Latitude 90 in the prior month. Reach & Efficiency schedules are defined as those schedules that are booked as part of a network buy, where Latitude 90 sells a number of sites.

c. Latitude 90 is not liable for any debt incurred during the term of this contract.

12.  Confidential Information

a. Latitude 90 agrees during the term of this Agreement and thereafter to take all steps reasonably necessary to hold in trust and confidence information which they know or have reason to know is considered confidential by Company as demonstrated by their signing the Company's NDA.

b. Company agrees during the term of this Agreement and thereafter to take all steps reasonably necessary to hold in trust and confidence information which they know or have reason to know is considered confidential by Latitude 90 as demonstrated by their signing the Latitude 90's NDA.

13.  General

a.   Governing Law.  This Agreement will be governed by and construed in
     -------------
     accordance with the laws of the United States and the State of Washington.

b.   Legal Fees.  If any action at law or in equity is necessary to enforce or
     ----------
     interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

c.   Independent Contractor - Company and Latitude 90 acknowledge and agree that
     ----------------------
     Latitude 90 is an independent contractor to Company and not an employee, agent, or joint venture of Company. Latitude 90 is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, Workers' Compensation Insurance.

d.   Professional Standards. The performance of Latitude 90 and Company under
     ----------------------
     this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry.

e.   Latitude 90 Indemnity. Latitude 90 will indemnify and hold Company
     ---------------------
     harmless, and will defend Company against any and all loss, liability, damage, claims, demands, or suits and related costs and expenses to persons or property that arise, directly or indirectly, from acts or omissions of Latitude 90, or breach any term or condition of this Agreement.

f.   Company Indemnity. Company will indemnify and hold Latitude 90 harmless,
     -----------------
     and will defend Latitude 90 against any and all loss, liability, damage, claims, demands, or suits and related costs and expenses to persons or property that arise, directly or indirectly, from acts or omissions of Company, or breach any term or condition of this Agreement.

g.   Entire Agreement. This Agreement constitutes the entire understandings
     ----------------
     between the parties, and supersedes all prior negotiations or understandings between the parties concerning the subject matter contained in this Agreement.

LATITUDE 90, INC.:                      COMPANY:

By: /s/ John C. Bohan                   By: /s/ Bert Fornaciari
   ----------------------------            ---------------------------------
John C. Bohan                           Bert Fornaciari
President & CEO                         President & CEO


Date: 12/31/98                          Date: 1/12/99
     --------------------------              -------------------------------

GO2NET, INC.:

By: /s/ John Keister
   ----------------------------
John Keister
Chief Operating Officer

Date: 1/12/99
     --------------------------